Exhibit 99.1

Enertopia Provides Clayton Valley Lithium Project Update

Kelowna, British Columbia, October 28, 2021 - Enertopia Corporation ("Enertopia'' or the "Company") a company focused on building shareholder value through a combination of our Nevada Lithium claims, intellectual property, & patents in the green technology space, is pleased to announce our latest solution testing update before our samples are sent to the DOE project for the first phase of the testing.

Our current phase of brine creation has focused on roasting with chloride salt use and distilled water use only in creating a very low impurity solution with a neutral to slightly basic pH solution. As such, early results show a potentially low capex, low environmental, and low carbon footprint for producing lithium carbonate.

The below table shows high-acid and non-acid solution ranges that will make up some of the first phase solutions now being prepared for shipping to the DOE in the nano technology Direct Lithium Exchange process (DLE) process:

Solution Type	PPM B	PPM Ca	PPM K	PPM Mg	PPM Na	PPM Li	Li/Mg Ratio	% Li into solution
High Acid pH 1.0	35	3,200	1,100	1,370	500	101	1/13.5	77.0

Non-Acid pH 6.8	BD	80	200	7	300	14	2.01/1	31.3

Note: BD is below the detection limit of 5 ppm. High acid solution ratio 1 part claystone to 9 parts high acid for 60min at 50c. Non-Acid solution 1 part roasted claystone 60min at 810c to 29 parts non-acid solution for 60min at 60c.

DLE uses different mediums of exchange to capture lithium ions while allowing other contaminant ions to pass by allowing for high purity capture of the lithium ions. We are providing a wide assortment of synthetic brine solutions to see how the nano technology will handle the recovery of lithium ions. Many factors are involved in the ultimate economic recovery of lithium such as grade, recovery, reagent costs, energy costs, CO2 input costs.

One of the biggest benefits from lithium hosted claystone deposits is the ability to make the lithium enriched solutions work with the DLE process.  Resulting in the best possible economic and environmentally friendly recovery process possible in this rapidly expanding field.

"We have bookmarked the two ends of the spectrum to be used in the first series of solution tests, using the technology mentioned above. Throughout this project, and in the coming months, we will provide updates when results warrant," Stated President and CEO Robert McAllister."

The Qualified person:

The technical data in this news release have been reviewed by Douglas Wood, P.Geol a qualified person under the terms of NI 43-101.

About Enertopia:

Defines Itself as an Environmental Solutions Company focused on using modern technology on extracting lithium and verifying or sourcing other intellectual property in the EV & green technologies to build shareholder value.

Enertopia shares are quoted in the United States under ticker symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1-888-ENRT201.

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its mining or technology projects, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements.  Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes in the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. There can be no assurance that the testing for the brine recovery system will be effective for the recovery of Lithium and if effective will be economic or have any positive impact on Enertopia, or that current talks with respect to potential joint ventures or partnerships will result in definitive agreements. There can be no assurance that patent #6,024,086 will have a positive impact on Enertopia. There can be no assurance that provisional patents applications will become patents or the DOE testing will prove successful. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The OTC has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.